Exhibit 5.1

August 18, 2021

Worksport Ltd.

2130 Rutherford Rd. Suite 414

Vaughan, Ontario, Canada L4K 0B1

RE:	Registration Statement on Form S-8 for the Worksports Ltd. 2021 Equity Incentive Plan and 2015 Equity Incentive Plan

Ladies and Gentlemen:

On or about the date hereof, Worksports Ltd., a Nevada corporation (the “Company”), transmitted for filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance, offering, and/or sale by the Company of up 1,750,000 shares of the Company’s common stock of the Company, par value $0.0001 per share (“Common Stock”) consisting of (i) 1,250,000 shares of Common Stock issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”) and (ii) 500,000 shares of Common Stock issuable pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) (together with the 2021 Plan and the 2015 Plan, the “Plans”). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In connection with the preparation of the Registration Statement and this opinion letter, we have examined the proceedings taken by the Company in connection with the adoption of the Plans and the authorization of the issuance of the Shares, and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of all documents submitted to us. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the documents submitted to us.

Based upon the foregoing examination, and subject to the qualifications set forth below, we are of the opinion that the Shares have been duly authorized and, when issued, delivered, and paid for in accordance with the provisions of the Plans, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

The opinions expressed above are limited to Chapter 78 of the Nevada Revised Statutes, and we do not express any opinion as to the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is rendered on, and speaks only as of, the date of this letter first written above and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event, or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Carmel Milazzo & Feil LLP

CARMEL MILAZZO & FEIL LLP

Manhattan Office: 55 West 39th Street, 18th Floor, New York, NY 10018

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